Exhibit 77C


Shareholder Meeting (Unaudited)

At a special shareholders' meeting held on June 2, 2005, shareholders of IXIS Advisor Funds Trust IV voted for the following proposals:


1.       Election of Trustees

                                       For                  Against             Abstained            Total Votes
     Graham T. Allison, Jr.       3,860,995.481           29,630.613                0                  3,890,626.094
     Edward A. Benjamin           3,862,301.415           28,324.679                0                  3,890,626.094
     Daniel M. Cain               3,866,876.878           23,749.216                0                  3,890,626.094
     Paul G. Chenault             3,858,397.137           32,228.957                0                  3,890,626.094
     Kenneth J. Cowan             3,853,858.128           36,767.966                0                  3,890,626.094
     Richard Darman               3,862,757.385           27,868.709                0                  3,890,626.094
     Sandra O. Moose              3,858,344.630           32,281.464                0                  3,890,626.094
     John A. Shane                3,857,279.128           33,346.966                0                  3,890,626.094
     Charles D. Baker             3,859,375.476           31,250.618                0                  3,890,626.094
     Cynthia L. Walker            3,859,827.065           30,799.029                0                  3,890,626.094
     Robert J. Blanding           3,867,980.941           22,645.153                0                  3,890,626.094
     John T. Hailer               3,867,861.352           22,764.742                0                  3,890,626.094


2. Approval of an Amended and Restated Agreement and Declaration of Trust

        For                 Against            Abstained         Broker Non-Votes           Total Votes
   2,313,423.919           33,254.220         60,106.955           1,483,841.000           3,890,626.094